SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
___________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 26, 2011

VARIAN MEDICAL SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7598	94-2359345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Hansen Way, Palo Alto, CA		94304-1030
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code	(650) 493-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement

As of August 25, 2011, Varian Medical Systems, Inc. (the “Company”) entered into an agreement with Bank of America, N.A. (“BofA”) to repurchase $250 million of the Company’s common stock under an accelerated share repurchase program (the “Repurchase Agreement”).  The shares of common stock will be acquired under the remainder of the twelve million share repurchase authorization approved by the Company’s Board of Directors on February 11, 2011 (which expires September 28, 2012).  The repurchase of stock will be funded primarily through borrowings under the Company’s revolving credit facility with BofA.  Shares purchased under the Repurchase Agreement will be retired.

Under the terms of the Repurchase Agreement, on August 25, 2011, the Company will pay to BofA $250 million and receive from BofA approximately 3.8 million shares, or 85% of the shares to be repurchased based on the closing price of the Company’s common stock on August 24, 2011.  The specific number of shares that the Company ultimately will repurchase under the Repurchase Agreement will be based generally on the volume weighted average share price of the Company’s common stock during the repurchase period, subject to other adjustments pursuant to the terms and conditions of the Repurchase Agreement.  The Repurchase Agreement contemplates that the repurchase period will be between three and six months.  At the completion of the Repurchase Agreement, the Company may be entitled to receive additional shares of its common stock from BofA or, under certain circumstances specified in the Repurchase Agreement, the Company may be required deliver shares or make a cash payment (at its option) to BofA.

The Repurchase Agreement contains the principal terms and provisions governing the accelerated share repurchase, including the mechanism used to determine the number of shares that will be delivered, the required timing of delivery of the shares, the permitted methods and required timing of settlement, the circumstances under which BofA is permitted to make adjustments to valuation periods and calculations, the circumstances under which the Repurchase Agreement may be terminated early, definitions of terms used throughout the Repurchase Agreement, and various acknowledgements, representations and warranties made by the Company and BofA to one another.

BofA and certain of its affiliates have engaged, and may in the future engage, in financial advisory, investment banking and other services for the Company and its affiliates, including entering into share repurchase programs and acting as a lender under the Company’s revolving credit facility.

Item 2.03.      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As of August 25, 2011, Varian Medical Systems, Inc. (the “Company”) entered into a further amendment (the “Amendment”) with respect to its credit facility with Bank of America, N.A. (“BofA”), which was amended and restated in November 2008 and then again amended in July 2009 and in August 2010 (the “Amended BofA Credit Facility”).

The Amendment, among other things, increases the amount of the credit facility from $225 million to $300 million and extends its date of expiration from November 20, 2011 to June 30, 2012.   In addition, where borrowings under the Amended BofA Credit Facility are based on the London Interbank Offer Rate, the margin, which was 1.25% to 1.50% based on a leverage ratio involving funded indebtedness and earnings before interest, taxes, depreciation and amortization, has been reduced to  0.75% to 1.25%.

Item 9.01.      Financial Statements and Exhibits.

(d)	Exhibits.

99.1           Press Release dated August 26, 2011 entitled “Varian Medical Systems Announces $250 Million Accelerated Stock Repurchase; Increases Its Revolving Credit Facility.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Varian Medical Systems, Inc.

By:	/s/ John W. Kuo
Name:	John W. Kuo
Title:	Corporate Vice President, General Counsel and Secretary

Dated:  August 26, 2011

EXHIBIT INDEX

Number	Exhibit
99.1	Press Release dated August 26, 2011 entitled “Varian Medical Systems Announces New $250 Million Accelerated Stock Repurchase; Increases Its Revolving Credit Facility.”